Exhibit 1.1

(Translation)

Articles of Incorporation of United Microelectronics Corporation

Last Updated: June 13, 2008

Section I	General Provisions

Article 1		The Company shall be incorporated as a company limited by shares under the Company Law and its name shall be “United Microelectronics Corporation.”

Article 2		The scope of business of the Company shall be as follow:

	1.	Integrated circuits;

	2.	Various semiconductor parts and components, such as Hybrid Circuits, IC Cards and Circuit Modules, etc.;

	3.	Parts and components of microcomputers, microprocessors, peripheral support and system products, such as Contact Image Sensors (CIS) and Liquid Crystal Displays (LCD), etc.;

	4.	Parts and components of Semiconductor memory and its systems products;

	5.	Parts and components of semiconductor and its systems products used in digital signal acquisition and transmission system;

	6.	Parts and components of semiconductor and its systems products used in telecommunication systems;

	7.	Testing and packaging of integrated circuits

	8.	Production of mask; research and development, design, production, sales, promotion and after sale service of all above items and their application products.

	9.	Also engage in export/import trade business in relation to the business of the Company.

Article 2-1		The Company may act as a guarantor.

Article 2-2		When the Company becomes a shareholder of limited liability in other companies, the total amount of its investment may not be subject to the restriction of not exceeding 40% of its own paid-in capital as provided in Article 13 of the Company Law.

Article 3		The Company shall have its head-office in Hsinchu Science-based Industrial Park and, if necessary, may set up branches or business offices in and out of this country upon a resolution of its Board of Directors and approval from the competent government authority.

Article 4		Public notices of the Company shall be made in accordance with Article 28 of the Company Law.

Section II	Shares

Article 5		The total capital amount of the Company shall be Two Hundred and Sixty billion New Taiwan Dollars accounting for Twenty Six billion shares, at a par value of Ten New Taiwan Dollars (NT$10) per share. Board of Directors is authorized to issue the unissued shares in installments. The issue price per share will be determined by the Board of Directors pursuant to the ROC Company Law or relevant securities-related laws and regulations.

The capital, within fifteen billion New Taiwan Dollars, is for corporate bonds with equity warrants, which is one thousand and five hundred million shares, at a par value of ten New Taiwan Dollars (NT$10) per share. Board of Directors is authorized to issue the unissued shares in installments depending on the business needs of the Company.

Moreover, the capital, within twenty billion New Taiwan Dollars, is for warrant, which is two billion shares at a par value of Ten New Taiwan Dollars (NT$10) per share. Board of Directors is authorized to issue the unissued shares in installments depending on the business needs of the Company.

Article 6	The share certificate of the Company can be all name-bearing share certificates and shall be signed by, and affixed with the seals or by signature of, at least three directors of the Company, and issued after duly authentication pursuant to the law.

The Company can also deliver shares by wiring into account books based on related regulations, rather printing physical shares. When issuing other securities, the same rule applies.

Article 7	Registration for transfer of shares shall all be suspended 60 days before the convocation of any ordinary shareholders’ meeting, 30 days before the convocation of extraordinary shareholders’ meeting, or 5 days before the record day for distribution of dividend, interest and bonus or any other benefit as scheduled by the Company.

Section III	Shareholders’ Meeting

Article 8	Shareholders’ meeting shall be of two types, namely general and extraordinary shareholders’ meeting; the former shall be convened once a year by the Board of Directors in accordance with laws within six months after the close of each accounting fiscal year and the latter shall be convened in accordance with laws whenever necessary.

Article 9	In case a shareholder is unable to attend a shareholders’ meeting, he/she may issue proxy printed by the Company setting forth the scope of authorization by signing or affixing his/her seal on the proxy form for the representative to be present on his/her behalf.

Article 10	Unless otherwise provided in the Laws, a shareholder of the Company shall have one vote for each share held by him.

Article 11	Unless otherwise provided in the Company Law, Securities and Exchange Act or other Laws, resolution shall be made at the meeting attended by shareholders holding and representing majority of the total number of issued and outstanding shares and at which meeting a majority of the shareholders shall vote in favor of the resolution.

Section IV	Directors and Supervisors

Article 12	The Company shall have nine (9) to eleven (11) directors to be elected at a shareholders’ meeting through nominating system from persons of legal capacity to serve a term of three years. A director or supervisor may be re-elected.

At least three (3) directors or one-fifth of all directors, whichever is higher, shall be the independent directors. The qualification, the limitations of shareholding and concurrently serving other positions, the methods of nomination and election and other related matters shall be subject to the applicable laws.

Article 13	The Company shall set forth the Audit Committee, which comprises of all the independent directors. The seats, the term, the authorities, the rules governing meetings and the resources the Company shall provide upon the committee’s exercise of authority shall be governed by the charter of Audit Committee, which will be set forth separately.

Article 14	The Company has to purchase D&O for directors during their terms.

Article 15	The Board of Directors shall be organized by directors. The Chairman of the Board shall be elected by majority of directors present at a meeting attended by more than two thirds of directors. The directors may also elect a vice Chairman of the Board whenever they may deem necessary to carry out the Company’s activities. The Chairman of the Board shall internally be the Chairman of the meeting of shareholders, Board of Directors and managing directors’ meeting and externally represent the Company.

Article 16		In case the Chairman of the Board of Directors is on leave or unable to perform his duties for cause, the vice Chairman of the Board of Directors, if any, shall act as the Chairman. If there is no vice Chairman of the Board or the vice Chairman of the Board is also on leave or unable to perform his duties for cause, the Chairman of the Board shall designate a director to act as the chairman. If no such designation, the directors shall elect one from among themselves.

Article 16-1		In case a board member is unable to attend the Board of Directors’ meeting, he/she may issue proxy setting forth the scope of authorization by signing or affixing his/her seal on the proxy form for another board member to present on his/her behalf. The representative shall serve as the proxy for one director only.

Other than demanded by ROC Company Law, Securities and Exchange Act or other Laws, the resolution of the board of directors shall be adopted by a majority of the directors present at the meeting attended by more than half of the directors.

Article 17		Remunerations for all directors shall be decided by the Board of Directors authorized by a meeting of shareholders according to involvements and contributions to the Companies’ operation and at the normal rate adopted by other firms of the same industry.

Article 18		The Board of Directors shall have the following functions and responsibilities:

	1.	Examination and review of operational policy and medium and long-term development plans.

	2.	Review of and supervision over execution of annual business plans.

	3.	Approval of budget and examination of the final settlement of account.

	4.	Examination of capital increase/decrease plans.

	5.	Examination of earnings distribution or loss making up programs.

	6.	Examination and approval of important contracts.

	7.	Examination of Articles of Incorporation or amendments thereof.

	8.	Approval of organizational by-laws and important business rules.

	9.	Decision in establishment, reorganization or removal of branch offices.

	10.	Approval of major capital expenditure plans.

	11.	Appointment and discharge of general manager and deputy general manager.

	12.	Execution of resolutions adopted at shareholders’ meeting.

	13.	Examination of matters proposed by general manager for decision.

	14.	Convocation of shareholders’ meeting and making business reports.

	15.	Other matters to be handled in accordance with the laws.

Article 19		Except for the authority provided under Paragraph 4, Article 14-4 of the Securities and Exchange Act, the authorities granted to each of the supervisor under the Company Act, the Securities and Exchange Act and other laws shall be granted to and exercised by the Audit Committee. Provisions of Paragraph 4, Article 14-4 of the Securities and Exchange Act which are relating to the supervisor’s activities and capacity of being the representative of a company provided under the Company Act shall apply mutatis mutandis to each independent director, a member of the Audit Committee.

Section V	Managers

Article 20		The Company may have one Chief Executive Officer and several managers, whose appointments, discharge, and remunerations shall be subject to provisions in Article 29 of the ROC Company Law. The title and scope of authority of the managers are to be determined by the board of directors, and the board of directors can authorize the chairman to determine.

Section VI	Accounting

Article 21		The Board of Directors shall prepare at the close of each accounting fiscal year for the Company (1) Business Report, (2) Financial Statements, (3) Proposal of Distribution of Earnings or Making Up of Loss, etc. and submit the same to the general shareholders meeting for acceptance.

Article 22		After making the final settlement of account, the Company shall allocate the net profit (“earnings”), if any, according to the following sequence:

	1.	Payment of taxes.

	2.	Making up loss for preceding years.

	3.	Setting aside 10% for legal reserve.

	4.	Allocation of 0.1% of residual amount after deducting the amounts stated in Items 1 through 3 above for remuneration of directors and supervisors.

	5.	The amount of no less than 5% of the residual amount after distribution of item 1 to 3, plus undistributed earnings from previous years, shall be distributed as bonus to employees in the form of cash or new shares. The employees may include certain qualified employees from affiliate companies and the qualification of such employees is to be decided by the board of directors.

	6.	The rest shall be distributed according to the distribution plan proposed by the board of directors according to the dividend policy in paragraph two of this clause and submitted to the shareholders’ meeting for approval.

Because the company is still in its growth stage, the dividend policy of the Company shall be determined pursuant to the factors, such as the investment environment, capital requirement, domestic and overseas competition environment and capital budget of the Company current or future, as well as shareholders interest, balance of dividend and long term financial plan of the Company. The Board of Directors shall propose the distribution plan and submit to the shareholders’ meeting every year. The distribution of shareholders dividend shall be allocated as cash dividend in the range of 20% to 100%, and stock dividend in the range of 0% to 80%.

Section VII	Additional Rules

Article 23		The organization by-law of the Company shall be provided otherwise.

Article 24		In regard to all matters not provided for in these Articles of Incorporation, the Company Law, Securities and Exchange Act or other Laws shall govern.

Article 25		These Article of Incorporation were enacted on Feb. 21, 1980 and amended on Feb. 21, 1981 for the first time, on May 16, 1981 for the second time, on Aug. 8, 1981 for the third time, on Oct. 20, 1981 for the fourth time, on Jan. 15, 1982 for the fifth time, on Apr. 28, 1983 for the sixth time, on Mar. 19, 1984 for the seventh time, on Aug. 7, 1984 for the eighth time, on Apr. 30, 1985 for the ninth time, on Apr. 26, 1986 for the tenth time, on May 23, 1987 for the eleventh time, on Mar. 5, 1988 for the twelfth time, on March 25, 1989 for the thirteenth time, on June 6, 1989 for the fourteenth time, on Apr. 14, 1990 for the fifteenth time, on Jun. 29, 1991 for the sixteenth time, on May 7, 1992 for the seventeenth time, on Apr. 22, 1994 for the eighteenth time, on May 4, 1995 for the nineteenth time, on Jun. 21, 1995 for the twentieth time, on Apr. 11, 1996 for the twenty-first time, on Jun. 24, 1997 for the twenty-second time, on May 5, 1998 for the twenty-third time, on May 13, 1999 for twenty-fourth time, on Jul. 30, 1999 for twenty-fifth time, on Apr. 7, 2000 for twenty-sixth time, on May 30, 2001 for the twenty-seventh time, on June 3, 2002 for the twenty-eighth time, on June 9, 2003 for the twenty-ninth time, on June 1, 2004 for the thirtieth time, on June 13, 2005 for the thirty-first time, on June 12, 2006 for the thirty-second time, on June 11, 2007 for the thirty-third time, and on June 13, 2008 for the thirty-fourth time.